EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information:
Ronald L. Thigpen	Andy Mus
Executive Vice President and COO	Vice President
Southeastern Bank Financial Corp.	Ketchum Inc.
706-481-1014	404-879-9075

Southeastern Bank Financial Corp. Reports Earnings For The
Fourth Quarter and Year-End 2012

AUGUSTA, Ga., Jan. 25, 2013 -- Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported quarterly net income of $3.9 million for the three months ended Dec. 31, 2012, or $0.58 in diluted earnings per share, compared to $3.0 million, or $0.45 in diluted earnings per share, in the fourth quarter of 2011. For the full year, the company reported net income of $14.4 million, or $2.16 per diluted share, compared to net income of $11.0 million, or $1.65 per diluted share, for 2011.

“We are pleased to have ended 2012 on a strong note, generating a 29.3 percent gain in quarterly net income over the fourth quarter of last year and a 30.7 percent increase in earnings for 2012 over 2011,” said President and Chief Executive Officer R. Daniel Blanton. “Our effort and performance over the entire year have been solid and our success is reflected in the fact that we increased net interest income in a historically low interest rate environment, improved our deposit mix, grew loans in a market of low demand and improved our asset quality in what continues to be a challenging economic environment.”

Total assets at Dec. 31, 2012, were $1.7 billion, an increase of $47.7 million from Dec. 31, 2011. Loans outstanding at the end of the fourth quarter were $901.5 million, an increase of $25.9 million from Dec. 31, 2011. Total deposits were $1.4 billion at Dec. 31, 2012, an increase of $2.0 million from Dec. 31, 2011. Cash and cash equivalents totaled $43.9 million at the end of the fourth quarter of 2012.

Net interest income for the fourth quarter of 2012 totaled $13.1 million, a 5.2 percent increase from $12.4 million for the same period in 2011. Noninterest income for the fourth quarter totaled $5.5 million, a decrease from $5.7 million for the same period a year ago, due to a reduction in investment securities gains as compared to 2011. Noninterest expense was $11.3 million in the fourth quarter of 2012, a 2.6 percent decrease from a year ago resulting from lower losses on other real estate.

The net interest margin was 3.30 percent for the quarter-ended Dec. 31, 2012, compared to 3.34 percent for the third quarter of 2012, and 3.28 percent for the same period a year ago. Annualized return on average assets (ROA) was 0.92 percent for the fourth quarter of 2012, an increase of 18 basis points from the same period a year ago, and annualized return on average shareholder’s equity (ROE) was 11.52 percent, an increase of 115 basis points from the fourth quarter of 2011.

Nonperforming assets at Dec. 31, 2012, were 2.08 percent of total assets, compared to 2.03 percent at Sept. 30, 2012, and 3.19 percent at Dec. 31, 2011. Net charge-offs for the fourth quarter of 2012 totaled 0.84 percent of average loans on an annualized basis, compared to 0.93 percent annualized in the third quarter of 2012 and 1.26 percent annualized in the fourth quarter of 2011. The company held $3.5 million in OREO at Dec. 31, 2012, compared to $6.2 million at December 31, 2011.

The company’s loan-loss provision expense was $1.6 million in the fourth quarter of 2012, a 33.3 percent decrease from $2.4 million in the third quarter of 2012, and a 34.1 percent decrease from $2.4 million in the fourth quarter a year ago. The allowance for loan losses at Dec. 31, 2012, was $28.9 million, or 3.20 percent of loans outstanding, compared to $29.0 million, or 3.32 percent of loans outstanding, at Dec. 31, 2011.

Net interest income for the 12 months ended Dec. 31, 2012, was $51.6 million, a 2.1 percent increase from $50.6 million in the full year 2011. Noninterest income was $21.5 million for the 12 months ended Dec. 31, 2012, a 9.3 percent increase from $19.7 million in the same period of 2011, primarily as a result of a 32.4 percent increase in mortgage income for the year. Noninterest expense was $44.1 million for the full year 2012, compared to $42.0 million in the same period in 2011.

“We significantly reduced our provision for loan losses due to the growing strength and stability of our loan portfolio,” said Blanton. “We will continue to monitor our assets closely, however, keeping in line with our conservative approach to banking.”

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.7 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C. operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, GA. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provides wealth management and trust services. The company’s common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement – Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

Assets	December 31, 2012 (Unaudited)	December 31, 2011

Cash and due from banks	$39,565,757	$51,080,600
Interest-bearing deposits in other banks	4,322,317	18,760,812
Cash and cash equivalents	43,888,074	69,841,412

Available-for-sale securities	654,738,964	603,758,999

Loans held for sale	30,051,204	29,615,131

Loans	871,446,844	846,010,275
Less allowance for loan losses	28,846,336	29,045,876
Loans, net	842,600,508	816,964,399

Premises and equipment, net	26,145,378	27,608,118
Accrued interest receivable	6,602,879	6,246,880
Bank-owned life insurance	34,825,588	30,713,488
Restricted equity securities	5,295,600	5,086,000
Other real estate owned	3,489,887	6,208,720
Prepaid FDIC assessment	2,023,977	3,419,738
Deferred tax asset	10,406,187	12,723,238
Other assets	2,434,228	2,586,986

	$1,662,502,474	$1,614,773,109

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$158,066,510	$147,196,034
Interest-bearing:
NOW accounts	349,531,376	346,235,936
Savings	504,193,793	471,727,749
Money management accounts	18,032,530	42,977,515
Time deposits over $100,000	280,870,648	286,318,774
Other time deposits	110,576,827	124,766,377
	1,421,271,684	1,419,222,385

Securities sold under repurchase agreements	976,433	700,798
Advances from Federal Home Loan Bank	64,000,000	39,000,000
Accrued interest payable and other liabilities	18,924,619	15,874,526
Subordinated debentures	21,546,646	22,946,646

Total liabilities	1,526,719,382	1,497,744,355

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares
authorized; 0 shares outstanding in 2012 and
2011, respectively	-	-
Common stock, $3.00 par value; 10,000,000 shares
authorized; 6,680,225 and 6,677,667 shares issued in
2012 and 2011, respectively; 6,675,000 and 6,677,667
shares outstanding in 2012 and 2011, respectively	20,040,675	20,033,001
Additional paid-in capital	62,835,122	62,767,133
Retained earnings	45,028,153	30,593,180
Treasury stock, at cost; 5,225 and 0 shares in
2012 and 2011, respectively	(72,680)	-
Accumulated other comprehensive income, net	7,951,822	3,635,440

Total stockholders’ equity	135,783,092	117,028,754

	$1,662,502,474	$1,614,773,109

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Interest income:
Loans, including fees	$11,732,583	$11,945,592	$46,692,599	$50,036,221
Investment securities	4,093,654	4,204,477	16,895,170	17,484,345
Interest-bearing deposits in other banks	20,272	26,834	81,848	119,728
Total interest income	15,846,509	16,176,903	63,669,617	67,640,294

Interest expense:
Deposits	2,106,626	3,154,118	9,425,091	14,443,074
Securities sold under repurchase
agreements	2,602	1,808	12,010	6,296
Other borrowings	686,102	614,666	2,596,700	2,629,082
Total interest expense	2,795,330	3,770,592	12,033,801	17,078,452

Net interest income	13,051,179	12,406,311	51,635,816	50,561,842

Provision for loan losses	1,573,465	2,385,948	8,140,563	12,584,033

Net interest income after provision
for loan losses	11,477,714	10,020,363	43,495,253	37,977,809

Noninterest income:
Service charges and fees on deposits	1,819,570	1,691,869	6,848,502	6,749,018
Gain on sales of loans	2,472,172	2,050,637	9,367,753	7,074,950
Gain on sale of fixed assets	-	54,049	10,459	70,708
Investment securities gains (losses), net	(120,192)	750,143	320,994	1,118,880
Other-than-temporary loss
Total impairment loss	-	-	(13,314)	(191,618)
Less loss recognized in other comprehensive income	-	-	(4,268)	(89,494)
Net impairment loss recognized in earnings	-	-	(9,046)	(102,124)

Retail investment income	494,764	443,446	1,941,313	1,851,570
Trust service fees	288,611	278,876	1,145,695	1,128,234
Earnings from cash surrender value of
bank-owned life insurance	281,225	266,956	1,112,100	1,034,854
Miscellaneous income	221,217	172,131	756,491	745,649
Total noninterest income	5,457,367	5,708,107	21,494,261	19,671,739

Noninterest expense:
Salaries and other personnel expense	6,546,113	6,015,029	25,889,475	23,222,936
Occupancy expenses	982,430	1,044,877	4,093,548	4,359,701
Other real estate losses, net	532,348	865,460	1,784,617	1,898,672
Other operating expenses	3,227,502	3,655,851	12,300,551	12,560,027
Total noninterest expense	11,288,393	11,581,217	44,068,191	42,041,336

Income before income taxes	5,646,688	4,147,253	20,921,323	15,608,212

Income tax expense	1,750,627	1,134,151	6,486,350	4,563,638

Net income	$3,896,061	$3,013,102	$14,434,973	$11,044,574

Comprehensive income	$3,058,960	$1,589,769	$18,751,355	$16,913,531

Basic net income per share	$0.58	$0.45	$2.16	$1.65

Diluted net income per share	$0.58	$0.45	$2.16	$1.65

Weighted average common shares outstanding	6,675,000	6,677,697	6,678,215	6,676,774

Weighted average number of common and
common equivalent shares outstanding	6,675,000	6,677,697	6,678,215	6,676,774